Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE

CERTIFICATE OF DESIGNATIONS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
EMAGIN CORPORATION

PURSUANT TO SECTION 242 OF THE
DELAWARE GENERAL CORPORATION LAW

eMagin Corporation (the “Corporation”) does hereby certify that:

FIRST: That the name of the corporation is eMagin Corporation, a Delaware corporation.

SECOND: That the initial Certificate of Designations of Series B Convertible Preferred Stock of the Corporation (the “Initial Certificate”) was filed with the Secretary of State of the State of Delaware on December 18, 2008.

THIRD: That the Corporation filed a Certificate of Amendment to the Initial Certificate with the Secretary of State of the State of Delaware on December 16, 2016 (together with the Initial Certificate, the “Amended Certificate”).

FOURTH: That this Certificate of Amendment to the Amended Certificate amends certain provisions of Section 10 of the Amended Certificate as set forth below, which amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and duly approved by the holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock of the Corporation.

FIFTH: Section 10(d) of the Amended Certificate is hereby amended by adding the following after clause (3) thereof:

(4) Reference is made to that certain Agreement and Plan of Merger, dated as of May 17, 2023, by and among the Corporation and the other parties thereto (the “Merger Agreement”). Notwithstanding any other provision in this Certificate of Designations (as amended), including but not limited to this Section 10(d), contingent upon the Closing (as defined in the Merger Agreement), at the Effective Time (as defined in the Merger Agreement), each share of the Series B Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding (a) any Dissenting Shares (as defined in the Merger Agreement) and (b) Company Held Shares (as defined below)), shall be converted into cash, without interest, in an amount equal to (i) the total number of shares of Common Stock issuable upon conversion of such share of Company Series B Convertible Preferred Stock in accordance with the Company Charter Documents (as defined in the Merger Agreement) immediately prior to the Effective Time, multiplied by (ii) the Per Share Merger Price (as defined in the Merger Agreement), subject to the surrender of such shares of Series B Convertible Preferred Stock in the manner described in the Merger Agreement (the “Share Conversion”). As of and after the Effective Time, no shares of Series B Convertible Preferred Stock shall be outstanding and all shares of Series B Convertible Preferred Stock shall be automatically cancelled and cease to exist as of the Effective Time, and the holders thereof shall only have the right to receive the consideration contemplated hereby. As of the Effective Time, the other provisions of Section 10(d) of this Certificate of Designations (as amended) shall cease to apply. In addition, contingent upon the Closing, at the Effective Time all shares of Series B Convertible Preferred Stock held immediately prior to the Effective Time by (A) the Corporation, or any wholly owned subsidiary of the Corporation, (B) Parent (as defined in the Merger Agreement) or (C) Merger Sub (as defined in the Merger Agreement) (collectively, “Company Held Shares”), shall no longer be outstanding and shall be automatically cancelled, and cease to exist without consideration.

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IN WITNESS WHEREOF, the undersigned, being the duly elected Chief Executive Officer of the Corporation, does make and file this Amendment to the Certificate of Designations of Series B Convertible Stock on behalf of the Corporation, hereby declaring and certifying, under penalties of perjury, that this is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set my hand as of this 17th day of May, 2023.

EMAGIN CORPORATION

/s/ Andrew G. Sculley
Name:	Andrew G. Sculley
Title:	Chief Executive Officer

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